Northwestern Mutual Series Fund, Inc.
N-SAR Filing
June 30, 2003


Sub Item 77O:  Transactions effected pursuant to Rule 10f-3


OFFERINGS PURCHASED BY NORTHWESTERN MUTUAL SERIES FUND INC. IN WHICH ROBERT W. BAIRD WAS IN UNDERWRITING GROUP:



ISSUE/                            OFFER.  SELLING     TOTAL     % OF
ACCOUNT                           PRICE  CONCESSION   (000)    OFFERING

COBALT CORPORATION
  ASSET ALLOCATION PORTFOLIO     $12.00    $0.36     $  491    0.04%
  SMALL CAP GROWTH STOCK PORT                            23    0.74%

Cobalt Corporation was acquired through UBS Warburg LLC.

Cobalt Corporation Underwriting Syndicate Members:

UBS Warburg LLC
Salomon Smith Barney
CIBC World Markets
Robert W. Baird & Co.